Exhibit 21 .1

SUBSIDIARIES OF

THE COOPER COMPANIES, INC.

A DELAWARE CORPORATION

NAME	JURISDICTION OF INCORPORATION
THE COOPER COMPANIES, INC.	Delaware
TCC Acquisition Corp.	Delaware
CooperVision, Inc.[1]	New York
CooperVision International Holding Company, LP2	England
CooperVision Canada Corp.	Canada
CooperVision Caribbean	Cayman Islands
OS Cayman Corp.	Cayman Islands
Aspect Vision Holdings Limited	England-Wales
CooperVision Limited	England-Wales
Coopervision do Brasil Ltda	Brazil
CooperVision GmbH	Germany
CooperVision Distribution SPRL	Belgium
Coopervision Manufacturing Limited	England-Wales
Cooper Vision Italia srl	Italy
CooperVision Nederland BV	The Netherlands
CooperVision Japan, Inc.	Japan
Hydron Pty Limited	Australia
Ocular Sciences SAS	France
CooperVision S.A.S.	France
CooperSurgical, Inc.[3]	Delaware
CooperSurgical Acquisition Corp.	Delaware
Inlet Medical, Inc.	Minnesota
Lone Star Medical Products, Inc.	Texas
Wallach Surgical Devices, Inc.	Connecticut
Cooper Captive Inc.	New York
CooperVision Technology LLC	Delaware

NOTE: Except as noted, each subsidiary is wholly-owned either by The Cooper Companies, Inc. or by the wholly-owned subsidiary under which it is indented in the list above.

1	CooperVision, Inc. is 80% owned by TCC Acquisition Corp. and 20% owned by The Cooper Companies, Inc.
2	CooperVision, Inc. general & limited partner and TCC Acquisition Corp. limited partner
3	CooperSurgical, Inc., 99.9% of the company is owned by The Cooper Companies, Inc. and the remaining .1% is owned by members of CooperSurgical’s Medical Advisory Board.